Exhibit (h)(4)

SECURITIES LENDING AUTHORIZATION AGREEMENT

AGREEMENT, dated as of November 20, 2013 between the IndexIQ Active ETF Trust (the “Client”), with respect to each of the funds identified on Attachment 1 hereto, as amended, modified or supplemented from time to time (each a “Lender” and collectively the “Lenders”) , and The Bank of New York Mellon (“Bank”).

PRELIMINARY STATEMENT

Having determined that securities loan transactions are suitable and that each Lender has the financial resources for such transactions, Client desires to authorize Bank, on an exclusive basis, to establish, manage and administer a Securities Lending Program, subject to the terms and conditions of this Agreement, with respect to the lendable securities of Lenders held by Bank (the “Program”);

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, Bank and Client, on behalf of each Lender, agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Act of Insolvency” shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower, or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower’s admission in writing of its inability to pay its debts as they become due.

2. “Account” shall mean, with respect to each Lender, the custodial account(s) established and maintained by Bank on behalf of each such Lender for the safekeeping of Securities and monies received by Bank from time to time.

3. “Approved Investment” shall mean those types of securities, instrument, or interest in property in which Cash Collateral may be invested or reinvested on behalf of Lenders, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I).

4. “Authorized Person” shall mean any person duly authorized by Client to give Oral and/or Written Instructions on behalf of Lenders, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

5. “Bank Affiliate” shall mean any affiliate of Bank, as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System.

6. “Book-Entry System” shall mean the Treasury/Reserve Automated Debt Entry System maintained at the Federal Reserve Bank of New York.

7. “Borrower” shall mean those entities selected by Bank from time to time to participate as borrowers under the Program. Schedule II attached hereto lists the Borrowers in the Program as of the date hereof. Bank shall provide Client with a list of the Borrowers in the Program from time to time but in no event less than five days prior to making any loan of anyLender’s securities to any borrower not previously disclosed. Client may, with Written Instructions to Bank, prohibit one or more Borrowers from borrowing Securities from the one or more of the Lenders.

8. “Business Day” shall mean any day on which all of the following are open for business: (a) Bank; (b) the Depositories, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities and/or Collateral.

9. “Cash Collateral” shall mean U.S. dollars and such other currencies as may be agreed in writing between Bank and the Lender from time to time.

10. “Certificate of Authorized Persons” shall mean the written certificate designating Authorized Persons which Client shall deliver to Bank from time to time.

11. “Collateral” shall mean Cash Collateral and Non-Cash Collateral.

12. “Collateral Account” shall mean, with respect to each Lender, one or more accounts established and maintained by Bank for such Lender for the purpose of holding Collateral, Approved Investments, Proceeds and any Securities Loan Fee paid by Borrowers in connection with Loans of such Lender hereunder.

13. “Collateral Requirement” shall mean on any Business Day (i) with respect to the loan of U.S. Securities, an amount equal to 102% of the then-current Market Value of such Loaned Securities; (ii) with respect to Foreign Securities an amount equal to 105% of the then current Market Value of such Loaned Securities, except in the case of loans of Foreign Securities which are denominated and payable in US Dollars, in which event the “Collateral Requirement” shall be an amount equal to 102% of the then-current Market Value of such Loaned Securities and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time in writing.

14. “Depository” shall mean The Federal Reserve Bank of New York /Treasury book-entry system, Depository Trust Company, Euroclear, CREST and any other domestic or foreign securities depository or clearing agency used for the settlement and/or custody of U.S. Securities and/or Foreign Securities, as the case may be, and their respective nominees.

15. “Distributions” shall mean (i) amounts equivalent to all interest, dividends and other cash payments payable in respect of Loaned Securities; and (ii) all non-cash distributions payable by Borrowers in respect of Loaned Securities.

16. “Foreign Security” shall mean any Security which is cleared and principally settled outside the United States.

17. “Loan” shall mean a loan of Securities on behalf of a Lender hereunder.

18. “Loaned Security” shall mean any Security of a lender which is subject to a Loan.

19. “Market Value” shall mean (a) with respect to Cash Collateral, its amount as of the time of receipt thereof by Bank, unadjusted for any subsequent increases or decreases in value as a result of any

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investment thereof by Bank pursuant to this Agreement, and (b) with respect to Securities and/or Non-Cash Collateral, the price of such Securities and/or Non-Cash Collateral as quoted by a recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid interest, if any, on the particular Security and/or Non-Cash Collateral,.

20. “Non-Cash Collateral” shall mean securities issued or guaranteed by the United States Government or its agencies or instrumentalities and such other forms as may be agreed upon by Bank and Client from time to in writing

21. “Oral Instructions” shall mean verbal instructions actually received by Bank.

22. “Proceeds” shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

23. “Rebate” shall mean the amount payable by a Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

24. “Securities Borrowing Agreement” shall mean the agreement pursuant to which Bank lends securities to a Borrower as agent for its customers (including Lenders) from time to time.

25. “Securities Loan Fee” shall mean the amount payable by a Borrower to Bank pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

26. “Security” means any U.S. Security and/or Foreign Security and shall include U.S. Treasury securities maintained in the Book-Entry System, any other securities issued or fully guaranteed by the United States government or any agency, instrumentality, or establishment of the United States government, securities of federally-sponsored agencies, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

28. “Subcustodian” shall mean a bank or financial institution (other than a Depository) which is utilized by Bank in connection with the receipt, delivery and custody of non-U.S. assets.

27. “U.S Security” shall mean securities which are cleared and principally settled in the United States.

28. “Written Instructions” shall mean written communications actually received by Bank by S.W.I.F.T., letter, facsimile or other method or system specified by Bank as available for use in connection with the services hereunder.

ARTICLE II

APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

1. Appointment; Separate Agreements. Client hereby appoints Bank as its agent for each Lender to lend Securities in the Account of such Lender to Borrowers from time to time (except Securities which Client has advised Bank in Written Instructions are no longer subject to the representations set forth in Article III, sub-paragraph (d) hereof) in accordance with the provision hereof, and Bank hereby accepts appointment as such agent, agrees to so act. The Bank shall have authority to do or cause to be

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done all acts by and on behalf of each Lender as it shall determine to be desirable, necessary or appropriate to implement and administer the Loan of securities on behalf of Lenders as contemplated by this Agreement.

This Agreement shall be deemed to create a separate agreement between Bank and each Lender to the same extent as though each such Lender had separately executed an identical agreement. Any reference to Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender; (b) neither Bank nor any Borrower shall have any right to set off any claims of or against a Lender by applying property or rights of any other Lender, or series thereof, and (c) no Lender, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Lender or series thereof.

Until such time as a Loan is terminated and the Loaned Securities are returned to Lender, a Borrower shall have all incidents of ownership of the Loaned Securities, including but not limited to, the right to transfer the Loaned Securities to others; provided however, that Borrower will be obligated to Lender with respect to all Distributions. Each Lender hereby waives any and all voting rights with respect to Loaned Securities and the right to participate in any dividend reinvestment program during the term of any Loan.

2. Securities Borrowing Agreement. Client hereby authorizes Bank on behalf of the Lenders to lend Securities in the Account to Borrowers pursuant to Bank’s standard form(s) of Securities Borrowing Agreement as in effect from time to time, copies of which shall be made available to Client upon request.

3. Loan Opportunities. Bank shall treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific Securities, availability of Securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Client.

4. Use of Book-Entry System and Depositories. Client hereby authorizes Bank on a continuous and on going basis, to deposit, either directly or through a Subcustodian, in the Book Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies in connection with this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book Entry System or a Depository are transferred to a Lender hereunder, Bank shall identify as belonging to such Lender a quantity of Securities in a fungible bulk of Securities shown as credited to Bank’s or the applicable Subcustodian’s account on the books of the Book Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book Entry System or a Depository, either directly or through a Subcustodian will be represented in accounts which include only assets held by Bank or the applicable Subcustodian for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Client hereby represents, warrants and covenants to Bank, which representations and warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

(a) This Agreement is, and each Loan will be, legally and validly entered into, does not, and will not, violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of any Lender’s constituent or governing document, or any agreement binding on any Lender or affecting its property, and is enforceable against each Lender in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(b) The person executing this Agreement and all Authorized Persons acting on behalf of Client has and have been duly and properly authorized to do so and the Client has been duly and properly authorized to act on behalf of or with respect to the Lenders;

(c) Each Lender is lending Securities as principal for its own account and will not transfer, assign or encumber its interest in, or rights with respect to, any Loans; and

(d) All Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold. Client shall promptly deliver to Bank Written Instructions identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph.

ARTICLE IV

SECURITIES LENDING TRANSACTIONS

1. General Bank Responsibilities.

(a) Bank shall enter Loans pursuant to the Securities Borrowing Agreement and is hereby authorized to negotiate with each Borrower the amount of Rebates or Securities Loan Fee payable in connection with particular Loans, and to take all actions deemed necessary or appropriate in order to perform on Lender’s behalf thereunder, including without limitation:

(i) initially receiving Collateral having a Market Value of not less than the Collateral Requirement;

(ii) collecting Distributions from Borrower and, unless otherwise agreed, crediting cash Distributions to the Account in accordance with Bank’s crediting schedule in the currency in which such Distributions are paid;

(iii) collecting applicable Securities Loan Fees and crediting the same to the Collateral Account;

(iv) if, as of the close of trading on any Business Day the Market Value of Collateral received by Bank from a Borrower in respect of a Loan hereunder is less than the then current Market Value of all of the Loaned Securities, demanding additional Collateral from such Borrower for delivery on the next following Business Day in an amount such that the additional Collateral together with the Collateral then

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held by Bank in connection with Loans to such Borrower shall have a Market Value at the time of such demand of not less than the Collateral Requirement; and

(v) terminating Loans whenever Bank in its sole discretion elects to do so or is directed to do so by Client.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), , including a termination by the Borrower and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the loaned Securities, and any Distributions then due and subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(b) Where Bank is authorized or directed by Client to convert currency received hereunder into another currency, Bank shall effect such transactions through customary banking channels whenever it is practicable to do so. All expenses and risks incident to such conversions shall be borne by Lender, and Bank shall have no responsibility for the fluctuation in exchange rates affecting such conversions.

2. Approved Investments; Principal Losses.

(a) Bank is hereby authorized and directed, without obtaining any further approval from Client, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment. Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify Lender’s interest therein as appropriate, it being understood that all monies credited to the Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities for whom Bank acts as their respective agent. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account. If any Approved Investment in which a Lender’s Cash Collateral is invested is a collective investment vehicle which is a commingled or common trust fund operated by Bank or any Bank Affiliate that is available only to pension or profit sharing trusts which meet the requirements of Section 401(a) and related sections of the Internal Revenue Code of 1986, as amended, or corresponding provisions of specific income tax laws of the United States, such common or commingled trust fund shall constitute an integral part of Lender and this Agreement.

(b) Any (i) losses of principal or other diminution of value from investing and reinvesting Cash Collateral; or (ii) any market decline or other diminution of value of any Non-Cash Collateral; (in any case, whether realized or unrealized, collectively, “Principal Losses”) shall be at Lender’s risk and for Lender’s account. To the extent any Principal Loss results in the amount of Cash Collateral or other Collateral held by Bank for the Collateral Account of any Lender being less than the value of Cash Collateral or other Collateral as and when delivered by a Borrower (as determined by Bank at any time and from time to time and after giving effect to the mark to market provisions of the Securities Borrowing Agreement), Client agrees to pay or cause such Lender to pay to Bank on demand cash in an amount equal to such deficiency provided, however, that if such amounts are not so paid, Bank is hereby authorized to obtain and setoff such amounts directly from and against the Account or the Collateral Account of such Lender.

(c) Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of Client or Lender with respect to the same.

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3. Termination of Loans.

(a) Bank shall terminate any Loan no later than five Business Days after:

(i)	receipt by Bank of a notice of termination from a Borrower;

(ii)	receipt by Bank of Written Instructions to do so;

(iii)	receipt by Bank of Written Instructions advising it that the Borrower to whom such Loan was made is no longer a permitted Borrower of Lender’s Securities;

(iv)	receipt by Bank of Written Instructions advising that the Loaned Security is no longer subject to the representations, warranties and covenants contained in Article III hereof;

(v)	receipt by Bank of notice or Written Instructions advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

(vi)	whenever Bank, in its sole discretion, elects to terminate such Loan; or

(vii)	termination of this Agreement.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), including termination by the Borrower and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of reorganization, recapitalization or merger of the issuer of the Loaned Securities) and any Distributions then due and subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(b) In order for Bank to timely settle the sale of Loaned Securities, it shall be Client’s responsibility to ensure timely notification to Bank regarding any such sale.

4. Securities Loan Fee. Bank shall receive any applicable Securities Loan Fee paid by Borrowers and credit all such amounts received to the Collateral Account.

5. Remedy for Borrower Insolvency Subrogation.

(a) If as a result of an Act of Insolvency a Borrower fails to return any Loaned Securities, Bank shall take all actions which it deems necessary or appropriate to liquidate Approved Investments and Collateral held in connection with Loans to such Borrower and, unless advised by Lender to the contrary, shall make a reasonable effort for two Business Days (the “Replacement Period”) to apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer) not returned. If during the Replacement Period the Collateral liquidation proceeds are insufficient to replace any of the Loaned Securities not returned, Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(b) of this Article, pay such additional amounts as are necessary to make such replacement. Purchases of replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion. Replacement Securities shall be credited to the Account

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upon receipt by Bank. If Bank is unsuccessful in purchasing any replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments and Collateral pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(b) of this Article, credit to the Account cash in an amount (if any) equal to (X) the Market Value of the Loaned Securities not returned, minus (Y) the Collateral liquidation proceeds, such calculation to be made on the date of such credit.

(b) Client agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Client’s and Lender’s respective rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to paragraph 5(a) of this Article), including but not limited to, Lender’s rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. Client agrees to execute, or cause Lender to execute, and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

(c) Bank shall have no obligation to take any actions pursuant to paragraph 5(a) of this Article if it believes that such action will violate any applicable statute, regulation, rule, order or judgment. Furthermore, except as provided in paragraph 5(a) of this Article, Bank shall have no other liability to Client and/or Lender relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

(d) Either Client or Bank may terminate the provisions of paragraph 5(a) of this Article with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier than the date of receipt of such notice by the other party. No such termination shall be effective with respect to then existing rights of either party under this paragraph 5 or outstanding Securities Loans hereunder.

(e) Bank may setoff any amounts payable by Lender under this Agreement against amounts payable by Bank under paragraph 5(a) of this Article.

6. Taxes. Each Lender shall be solely responsible for all tax matters arising in connection with Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”). Without limiting the generality of the foregoing, each Lender acknowledges that the tax treatment of amounts equivalent to all interest, dividends or other cash Distributions paid with respect to Loaned Securities (“In Lieu of Distributions”) may differ from the tax treatment of the interest, dividends or other cash distributions to which such payment relates and that Client and/or Lender, has made its own determination as to the tax treatment of any In Lieu of Distributions, remuneration or other funds received hereunder. Each Lender shall severally indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of Lender (including any payment of Tax required by reason of an earlier failure to withhold). In the event that Bank or any withholding agent is required under applicable law to pay any Tax on behalf of Lender, Bank is hereby authorized to withdraw cash from the Account or any cash account maintained by Lender with Bank in the amount required to pay such Tax and to use such cash for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in such cash account is not sufficient to pay such Tax, Bank shall promptly notify Client of the additional amount of cash (in the appropriate currency) required, and Client shall, or shall cause Lender to, directly deposit such additional amount in

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the appropriate cash account promptly after receipt of such notice, for use by Bank as specified herein. In no event shall Bank be responsible for collecting any Taxes from Borrowers.

ARTICLE V

CONCERNING BANK

1. Standard of Care; Reimbursement.

(a) Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank. Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository. Bank’s liability for the actions and omissions of any Subcustodian is limited to the failure on the part of Bank to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any costs, expenses, damages, liabilities and claims (including attorneys’ and accountants’ fees) incurred by Lender with respect to the actions or omissions of any Subcustodian, Bank shall take appropriate action to recover the same, and Bank’s sole responsibility and liability to Lender shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Bank). Bank shall not be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Except for any costs or expenses incurred by Bank in performing its obligations pursuant to paragraph 5(a) of Article IV, Client agrees to reimburse or cause Lender to reimburse Bank and to hold Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by Bank in a successful defense of claims by Client, Lender, or any third party which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating under this Agreement, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank. The foregoing shall be a continuing obligation of Client and Lender, their respective successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement. Bank may charge any amounts to which it is entitled hereunder against the Account. Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate of Authorized Persons or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

2. No Obligation to Inquire. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in the Account or Collateral Account, or the legality or propriety of any Loans hereunder.

3. Reliance on Borrowers’ Statements, Representations and Warranties. Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

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4. Advances; Overdrafts and Indebtedness; Security Interest.

(a) Bank may, in its sole discretion, advance funds to any Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled or take any action prescribed under Section 5(a) of Article IV hereof or for any other purpose pursuant to this Agreement. Bank may also credit the Account or Collateral Account with Securities Loan Fees payable by Borrowers prior to its receipt thereof. Any such credit or advance hereunder (each an “Advance”) shall be conditional upon receipt by Bank of final payment or settlement and may be reversed to the extent final payment is not received.

(b) Client agrees to repay or cause Lender to repay Bank on demand the amount of any Advance or any other amount owed by Lender hereunder plus (except as may be prohibited by law) accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) not to exceed the relevant overnight inter-bank offered rate as determined by Bank. In the event that any such Advance or other amounts owed by Lender are not so paid, Bank is hereby authorized to obtain such amounts directly from and setoff such amounts against, the Account or the Collateral Account. In order to secure repayment of any Advance or other indebtedness to Bank arising hereunder, Client and Lender hereby agree that Bank shall have a continuing lien and security interest in and right of setoff against, all assets now or hereafter held in or credited to the Account and the Collateral Account (held on Lender’s behalf) and any other property at any time held by Bank or any Bank Affiliate for the benefit of Lender; provided that Bank shall have no lien or security interest hereunder in any Security issued or guaranteed by a Bank Affiliate or if such lien or security interest is prohibited by law. In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the applicable laws and/or regulations as then in effect.

5. Advice of Counsel. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

6. No Collection Obligations. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

7. Pricing Services. In order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments, Bank is authorized to utilize any pricing information source used by Bank in the ordinary course of business, and Lender agrees to hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information source.

8. Agent’s Fee. In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to compensation in accordance with the fee schedule set forth in Schedule III attached hereto, as may be amended from time to time upon written agreement of the parties.

9. Instructions.

(a) Subject to the terms below, Bank shall be entitled to rely upon any Written or Oral Instructions actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Client agrees that an Authorized Person shall forward to Bank Written Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Bank. Client agrees that the fact that such confirming Written Instructions are not received or that contrary

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Written Instructions are received by Bank shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Bank.

(b) If Bank receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Client understands and agrees that Bank cannot determine the identity of the actual sender of such Written Instructions and that Bank shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Lender shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to Bank and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c) Client and each Lender acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Bank and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by Client. Client agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If Client elects to transmit Written Instructions through an on-line communication system offered by Bank, Client’s use thereof shall be subject to the Terms and Conditions which are contained in the agreement for custodial services between Lender and Bank pursuant to which the Account is established hereunder, or in the absence thereof, Bank’s standard Terms and Conditions for use of such system. If Client elects (with Bank’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, Lender agrees that Bank shall not be responsible or liable for the reliability or availability of any such service.

10. Disclosure of Account Information. It is understood and agreed that Bank is authorized to supply any information regarding Client, Lender, the Account or Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect. In addition, in connection with the administration of the Program and in order to facilitate the approval Loans, Bank is specifically authorized to disclose to each Borrower, the identity of Client and Lender as well as such other information specific to Lender (including, without limitation, business address, U.S. Tax Identification Number, and lendable Securities), as is reasonably necessary in accordance with industry practice for the conduct of the Program by Bank.

11. Statements. Bank will at least monthly furnish Client with statements relating to Loans hereunder.

12. Force Majeure. Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

13. No Implied Duties. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

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ARTICLE VI

TERMINATION

This Agreement may be terminated at any time at the option of any party upon thirty (30) days prior written notice to the other party. After such notice is given or received by Bank and subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, Bank shall not make any further Loans and shall promptly take all commercially reasonable actions to terminate Loans then outstanding in accordance with the provisions hereof. The obligations and the rights of Client, Lender and Bank under this Agreement with respect to any outstanding loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

ARTICLE VII

MISCELLANEOUS

1. Exclusivity. Client agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities held by Bank from time to time.

2. Certificate of Authorized Persons. Client agrees to furnish to Bank a new Certificate of Authorized Persons in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate of Authorized Persons is received, Bank shall be fully protected in acting upon Oral Instructions, Written Instructions and/or signatures of the present Authorized Persons.

3. Notices.

(a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its offices at 1 Wall Street, New York, New York 10286, Attention: Securities Lending Division, with a copy to Client Service Center 500 Ross Street, Suite 850, Pittsburgh Pennsylvania, 15262, or at such other place as Bank may from time to time designate in writing.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Lender shall be sufficiently given if addressed to Client and received by it at its office at 800 Westchester Ave, Suite N-611, Rye Brook, NY 10573, or at such other place as Client may from time to time designate in writing.

4. Cumulative Rights and No Waiver. Each and every right granted to Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

5. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

12

6. Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

7. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other. Any entity controlled by The Bank of New York Mellon Corporation, which shall by merger, consolidation, purchase or otherwise succeed to substantially all of the securities lending business of Bank shall, upon such succession and without any appointment or other action by Client, be and become successor to Bank’s right, title and interest hereunder upon notification to Client.

(b) Bank may utilize the services of one or more Bank Affiliates as sub-agent to perform all or any portion of the services to be provided by Bank, provided, however, that Bank shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were the acts or omissions of Bank.

8. Governing Law; Consent to Jurisdiction; Waiver of Immunity; Jury Trial Waiver. Except to the extent superseded by federal law, this Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles. Client hereby consents to the jurisdiction of a state or federal court situated in the Borough of Manhattan, The City of New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Client or Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, it irrevocably agrees not to claim, and it hereby waives, such immunity. Client and Bank each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9. No Third Party Beneficiaries. In performing hereunder, Bank is acting solely on behalf of Client and Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11. Notice to Client. Client hereby acknowledges that Bank is subject to federal laws, including the customer identification program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify Client and Lender. Accordingly, prior to opening an Account hereunder Bank will ask Lender to provide certain information including, but not limited to, Client’s and Lender’s name, physical address, tax identification number and other information that will help Bank to identify and verify Lender’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Client and Lender agree that Bank cannot open an account hereunder unless and until Bank verifies Client’s and Lender’s identity in accordance with its CIP.

12. SIPA NOTICE; Certain Losses. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

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Client acknowledges that certain events including, but not limited to, Client's and/or Lender’s termination of any Loan or Loans or termination of participation in the Program, certain changes to the composition of Lender’s lendable Securities, extraordinary changes in market conditions, applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a security may result in a loss to Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

IndexIQ Active ETF Trust By: (Signature) Name: Title:	THE BANK OF NEW YORK MELLON By: (Signature) Name: Title:
_______________ ________________ Taxpayer Identification Number(s) of Lender

14

SCHEDULE I

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated November 20, 2013

by and between

THE BANK OF NEW YORK MELLON, and the IndexIQ Active ETF Trust, (the “Agreement”)

APPROVED INVESTMENTS (U.S. Dollar Cash Collateral)

In accordance with the Agreement, Cash Collateral received by Bank on behalf of Lender shall be invested and maintained in the:

BNY MELLON OVERNIGHT GOVERNMENT FUND a series of the BNY Institutional Cash Reserves Trust

While the collective investment vehicles maintained or managed by Bank or its affiliates for the investment of Cash Collateral (including the BNY MELLON OVERNIGHT GOVERNMENT FUND are currently accounted for based upon a $1.00 net asset value per unit, there is no guarantee that such accounting treatment shall continue since the vehicle’s governing instruments permit a change to account for fund assets on a marked to market basis, or that even if a $1.00 net asset value is utilized, that there will not be differences from time to time between $1.00 and the underlying fair market value of the net assets attributable to such unit.

Agreed to and Approved by Client

Client Acknowledges receipt of the Institutional Cash Reserves Trust (including Investment Objective and Policies) for the BNY Mellon Overnight Government Fund.

Agreed to and Approved by Client on behalf of each of the Lenders identified on Attachment 1 hereto

By:
Title:
Date:

Agreed to and Approved by Lending Agent

By:
Title:
Date:

SCHEDULE II

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated November 20, 2013

by and between

THE BANK OF NEW YORK MELLON, and the IndexIQ Active ETF Trust, (the “Agreement”)

Approved Borrowers

The following is the list of Borrowers in the Program referred to in the Securities Lending Authorization Agreement dated November 20, 2013, by and between THE BANK OF NEW YORK MELLON and the IndexIQ Active ETF Trust.

Domestic Broker/Dealers & Banks

1.        ABN AMRO Securities (USA) LLC

2.        Bank of New York Mellon ***

3.        Barclays Capital, Inc. *

4.        BMO Capital Markets Corp*

5.        BNP Paribas Prime Brokerage Inc.

6.        BNP Paribas Securities Corp *

7.        BNY Mellon Capital Markets LLC ***

8.        Cantor Fitzgerald & Co. *

9.        Charles Schwab & Co., Inc.

10.     CIBC World Markets Corporation

11.     Citadel Securities LLC

12.     Citigroup Global Markets, Inc. *

13.     Commerz Markets LLC

14.     Convergex Execution Solutions LLC ***

15.     Credit Agricole (USA) Inc.

16.     Credit Suisse Securities (USA) LLC *

17.     CRT Capital Group LLC

18.     Daiwa Capital Markets America, Inc. *

19.     Deutsche Bank Securities, Inc. *

20.     First Clearing, LLC

21.     Goldman, Sachs & Co. *

22.     Guggenheim Securities LLC

23.     HBK Global Securities LP

24.     HSBC Securities (USA) Inc. *

25.     Industrial and Commercial Bank of China Financial Services LLC

26.     ING Financial Markets LLC.

27.     Itau BBA USA Securities Inc.

28.     Janney Montgomery Scott LLC

29.     Jefferies and Co., Inc. *

30.     J.P. Morgan Clearing Corp.

31.     J.P. Morgan Securities, Inc. *

32.     Knight Capital Americas LLC

33.     Lazard Capital Markets, LLC

34.     Macquarie Capital USA Inc.

35.     Maple Securities USA Inc.

36.     Merrill Lynch, Pierce, Fenner & Smith, Inc.*

37.     Mitsubishi UFJ Securities (USA) Inc.

38.     Mizuho Securities (USA) Inc. *

39.     Morgan Stanley & Co., LLC *

40.     National Financial Services LLC

41.     Natixis Securities Americas LLC

46.     RBC Capital Markets LLC *

47.     RBS Securities Corp. *

48.     RCap Securities, Inc.

49.     Scotia Capital (USA) Inc.

50.     SG Americas Securities, LLC *

51.     South Street Securities LLC

52.     State of Wisconsin Investment Board

53.     TD Securities (USA) LLC

54.     UBS Securities LLC *

55.     Wells Fargo Bank, NA

56.     Wells Fargo Securities, LLC

International Brokers & Banks

57.     Abbey National Treasury Services PLC

58.     ABN AMRO Bank NV

59.     Air Canada Pension Master Trust Fund

60.     Bank of Montreal

61.     Bank of Montreal Ireland PLC

62.     Bank of Nova Scotia

63.     Bank of Nova Scotia (Asia) Limited

64.     Bank of Scotland PLC

65.     Barclays Bank PLC

66.     Barclays Capital Securities Ltd.

67.     BMO Nesbitt Burns, Inc.

68.     BNP Paribas

69.     BNP Paribas Arbitrage

70.     Caisse De Depot Et Placement Du Quebec

71.     Canadian Imperial Bank of Commerce

72.     Canadian Medical Protective Association

73.     Casgrain & Company Limited

74.     CIBC World Markets Inc.

75.     Citadel Global Fixed Income Master Fund Ltd

76.     Citadel Macro master Fund I Ltd

77.     Citic Securities International Capital Management Ltd

78.     Citigroup Global Markets Ltd

79.     Commerzbank AG

80.     Credit Suisse Securities (Canada) Inc.

81.     Credit Suisse Securities (Europe), Ltd.

82.     Daiwa Capital Markets Europe Ltd.

83.     Danske Bank A/S

84.     DekaBank, Deutsche Girozentrale

85.     Deutsche Bank, AG

86.     Deutsche Bank Securities Limited

42. NewEdge USA, LLC 43. Nomura Securities International, Inc. * 44. Pershing LLC *** 45. Raymond James & Associates, Inc.

87.     Fidelity Clearing Canada LLC

88.     Goldman Sachs International

89.     Healthcare of Ontario Pension Plan Trust Fund

90.     HSBC Bank PLC

91.     HSBC France

92.     HSBC Securities (Canada) Inc.

93.     ING Bank, N.V.

94.     Jefferies International Ltd.

95.     J.P. Morgan Bank Dublin PLC

96.     J.P. Morgan Securities, PLC

97.     Knight Capital Europe, Ltd.

98.     Macquarie Bank Ltd.

99.     Maple Securities Canada Limited

100.  Merrill Lynch Canada

101.  Merrill Lynch International

102.  Mitsubishi UFJ Securities International, PLC

103.  Morgan Stanley Canada Ltd

104.  Morgan Stanley & Co. International, PLC

105.  Morgan Stanley Securities, Ltd

106.  National Australia Bank, Ltd

107.  National Bank Financial Inc.

108.  National Bank of Canada

109.  Natixis

110.  Nomura International PLC

111.  Public Sector Pension Investment Board

112.  RBC Dominion Securities Inc.

113.  RBC Europe Limited

114.  The Royal Bank of Scotland PLC

115.  Scotia Bank (Ireland) Limited

116.  Scotia Capital Inc.

117.  Skandinaviska Enskilda Banken AB

118.  Societe Generale

119.  Standard Chartered Bank

120.  TD Securities Inc.

121.  Toronto Dominion Bank

122.  UBS AG

123.  Unicredit Bank AG

124.  Zurcher Kantonalbank

* Denotes Primary US Government Securities Dealer

** Treated as single entity for credit & processing purposes

*** Denotes borrower is an affiliate of The Bank of New York Mellon

(Rev. 10/31/13)

2

SCHEDULE III

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated November 20, 2013

by and between

THE BANK OF NEW YORK MELLON, and the IndexIQ Active ETF Trust, (the “Agreement”)

In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to the following:

(i) Bank shall retain 50% of the net securities lending revenues generated under this Agreement as compensation for its securities lending services and Lender shall be entitled to the remainder of such net securities lending revenues. For purposes hereof, net securities lending revenues shall mean (i) all Securities Loan Fees derived from Bank’s acceptance of non-Cash Collateral; plus (ii) all Proceeds and earnings from the investment and reinvestment of Cash Collateral minus Rebate Fees paid by Bank to the Borrower in respect of Loans. Bank is hereby authorized to charge such compensation against and collect and or retain such compensation from the revenues derived from the securities lending activities conducted on behalf of Lender pursuant to this Agreement.

The fees paid to Bank hereunder are solely in consideration of securities lending services rendered by Bank and are in addition to any other fees or compensation to which Bank (or any Bank Affiliate) may be entitled for services rendered for Client and/or Lender under other agreements.

ATTACHMENT 1

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated November 20, 2013

by and between

THE BANK OF NEW YORK MELLON, and the IndexIQ Active ETF Trust, the Client, on behalf of various Funds identified therein (the “Agreement”)

LIST OF LENDERS

The following is the list of the “Lenders” referred to in the Securities Lending Authorization Agreement dated November 20, 2013, by and between THE BANK OF NEW YORK MELLON (“Bank”) and IndexIQ Active ETF Trust, as Client.

List of Funds	Tax ID

IQ Bull U.S. Large Cap ETF	46-3376267

IQ Bull U.S. Small Cap ETF	N/A

IQ Bull International ETF	N/A

IQ Bull Emerging Markets ETF	N/A

IQ Long/Short Alpha ETF	N/A

1